Exhibit 1-U-9

SPIEGEL

May 8, 2020

Ms. Lindsay Parrett
Chief Financial Office
2400 E. Colonial Drive, Ste 200
Orlando, Florida 32803

Dear Lindsay,

We concur with the contents of your comments in Form 1-U, dated May 7, 2020, which are articulated below:

Item 4 (a) Changes in Issuer's Certifying Accountant

The accounting firm that issued the 2018 audit for BridgeWell Preferred Income LP ("Company") is Spiegel Accountancy Corp. ("Spiegel"). As of May 5, 2020, Spiegel was dismissed from its role as the Company's independent accountant. This dismissal was approved by the General Partner of the Company, Preferred Income Manager, LLC ("General Partner").

Spiegel was dismissed because it had provided assistance in drafting the financial statement and also issued the auditor's report for the Company, in non-compliance with Article 2 of Regulation S-X(4)(i)(B); "Preparing the audit client's financial statements that are filed with the Commission." A re-audit of the 2018 financial statements will be performed by Acquavella, Chiarelli, Shuster, LLP ("ACS").

The audit for 2019 which was underway by Spiegel, cannot be completed until the 2018 financial statement has been re-audited by ACS.

If you have any questions, ple4ase contact me at 925-949-5697.

Regards,

Henry Chavez, Partner
Spiegel Accountancy Corp

Spiegel Accountancy Corp.
2300 Contra Costa Blvd., Suite 425 ▪ Pleasant Hill, CA 94523 ▪ Phone (925) 977-4000 ▪ Fax (925) 363-3370